CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 dated January 16, 2025, of our auditor's report dated March 22, 2024 with respect to the consolidated financial statements of Lion Copper and Gold Corp. and its subsidiaries as at December 31, 2023 and 2022 and for each of the years in the two-year period ended December 31, 2023, as included in the Annual Report on Form 10-K/A of Lion Copper and Gold Corp. for the years ended December 31, 2023 and 2022, as filed with the United States Securities and Exchange Commission.

Chartered Professional Accountants

January 16, 2025

Vancouver, Canada